UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

NEWENERGY ENTERPRISE MANAGEMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	68-0678303
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.

NewEnergy Enterprise Management, Inc.
Room 901, 3 Unit, Building No.4, District No. 1 of Caihongcheng
66 Guangcai Road, Fengtai District
Beijing, China
86 10 87808034

Copy to:
Asher S. Levitsky P.C.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
(212) 981-6767
Fax: (212) 930-9725
e-mail: alevitsky@srff.com

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:  common stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if smaller reporting company)	☐	Smaller reporting company	☑

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This registration statement contains forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, the risk of doing business in the People’s Republic of China, our ability to implement our business plan, which contemplated the acquisition of one or more businesses in the paper recycling business in China, our access to sufficient capital, the effective integration of any businesses we acquire into a U.S. public company structure, economic, political and market conditions and fluctuations, government and industry regulation, Chinese and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. You are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this registration statement its entirety.   Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this registration statement, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

OTHER PERTINENT INFORMATION

References in this registration statement “we,” “us,” and words of like import refer to NewEnergy Enterprise Management, Inc.

Our business is conducted in China, using RMB, the currency of China, and our financial statements are presented in United States dollars.   In this registration statement, we refer to assets, obligations, commitments and liabilities in our financial statements in United States dollars.   These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date.   Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

Item 1.  Business.

NewEnergy Enterprise Management, Inc. is a Delaware corporation, formed on April 28, 2009 to engage in the business of acquiring and operating paper recycling companies in the People’s Republic of China.  At present, we have only one agreement, which is a marketing agreement with Huaian City Tianrei Fuel Co., Ltd. (“Tianrei Fuel”), pursuant to which Tianrei Fuel engaged us to provide marketing information relating to products including paper recycling products for a quarterly fee of approximately $4,400.

We are considered to be a shell company and since we have no specific business purpose other than to merge with or acquire an unidentified company, we are considered to be a blank check company.  We do not intend to undertake any efforts to cause a market to develop in our stock until we have successfully completed an acquisition or other business combination.

Chinese Paper Recycling Industry

We believe that the paper recycling business in China presents a major opportunity for us.  The paper industry is one of China’s major industries, with paper being used in industries such as printing, packaging, stationery, cleaning, constructing and so on. The demand for paper products has grown rapidly in China.  Because of both the size of its population and its recent growth, China has become a leading country in paper production, consumption and import. Industry experts predict this trend to continue, predicting an annual growth rate of more than 10%, as reported in a report on the Chinese paper industry in China Paper/China Forest 2009.

According to China’s Paper Industry Report 2008, cited on Reuters website on July 16, 2008, in 2007:

▪	The total amount of machine-made paper and paperboard output in China was 77.87 million tons, which had increased 18% from the prior year.

▪
The output value of machine-made paper and paperboard was RMB 353.9 billion, which is equivalent to approximately $51.8 billion, using the exchange rate on August 20, 2009, reflecting a 23% increase from 2006.

▪	The output value of pulp was RMB 17.6 billion, or approximately $2.6 billion, a 19% increase from 2006.

▪	Paper and paperboard imports were 4 million tons, down 9% from 2006, and the value of the imports was $3.6 billion, a nominal increase from the prior year.

▪	Paper and paperboard export was 4.76 million tons, up 33% from 2006, and the value of these exports was RMB 3.9 million, or approximately $600,000, an increase of 32% per cent from the prior year.

▪	Pulp import was 8.5 million tons, an increase of 6.5% from 2006.

▪	The total paper imports were $5.65 billion.

With the recent rapid growth of per capital income in China, combined with the rapid spread of urbanization, the development of modern industry such as media, recycling industry, the last decade witnessed the sustainable development of paper market in China, although the recent demand has been affected by the effects of the global economic downturn.  According to China Paper Industry Directory, compiled by Chinese Paper Industry Association and Chinese Pulp & Paper Research Institute, in 2004 the annual paper consumption per for person in China was 42 kg and such figure was increased to 45 kg in 2005. The world average annual paper consumption per person in 2004, however, was 55.6 kg, and the annual paper consumption per person in 2004 was approximately 312 kg in United State and 247 kg in Japan.

The main raw materials of the paper industry are wood and pulp. China has limited forestry and wood resources. Despite being a world leader in paper production, China is limited by its lack of raw materials for making paper and has become more and more dependent on international pulp suppliers. This shortage of raw materials is still a problem for paper industry in China.

Currently, waste paper has played an increasingly important role as a recycling material in China.  China has imported more than 26 million tons of pulp and waste paper for its mills. This figure will continue to grow in direct relation to its annual production growth rate.  Although the most current China’s domestic paper manufactories presently rely primarily on imports, we believe that the domestic market for recycled paper is growing rapidly.

We believe that the rapid growth of the paper industry in China will create an increasing demand for recycled paper. Although the use of recycled paper has its limitation, it can be used for such purposes as paper pulp, insulation, insulated materials, cushions for pets, compost and packing materials.  We believe that these uses will not generate significant revenue or gross margins.  We believe that utilizing recycled fiber from waste paper in paper manufacturing industry can generate both greater sales and better gross margins.

Our efforts to identify a prospective target business will be focused on the paper recycling industry in China. The paper cycling industry is expected to continue its expansion.

Based on the prediction of “Market Report on China`s Paper-making Industry, 2008-2010” cited by Reuters website, the production of paper products will grow to 91.35 million tons in 2009, and by 2010, it will be more than 100 million tons.

We believe that, as a policy matter, China wants to expand its waste recycling sector, which is consonant with the announce policy of protection of natural resources and development of green and recycling economy.

The State Reform and Development Committee issued an official guideline, “Policy in respect of Paper Industry” on October 15, 2007. This policy position states that large size paper recycling enterprises should be encouraged. It is the government’s stated goal to increase the current waste paper recovery rate from 31% to 34% by 2010. Additionally, in order to improve the current structure of paper industry, we believe that the Chinese government will encourage the merger and acquisition between the enterprises.

In China, the waste paper recycling system is still in its early stages.  In general, there is not any appreciable acceptance of waste paper recycling, and there is no national classified waste paper collection system. In both Japan and Germany, approximately 68% of waste paper is recovered through the recycling process, as compared with 31% in China. It is the stated goal of Chinese government to increase the waste paper recovery rate to 34%.

We believe that the efficiency of waste paper recovery will be improved rapidly and we believe that there is sufficient room for the growth of China paper recycling market.

With the development of the economy during the past decade, the printing industry in China grew rapidly. In 2005, there were 97,391 printing enterprises. In 2001, 2002, 2003, 2004, 2005, the paper used for printing industry has increased by 13.3%, 12.7%, 10.7%, 16.1% and 7.67% according to 2005-2006 Almanac of China Paper Industry. The annual output of newsprint was approximately 3 million tons in 2005, accounting for 10% of total paper annual output. Now, China has an increasing number of newspapers and periodicals, including daily newspaper, evening newspaper and commercial business newspaper. We believe that the expansion of newspaper provides an increasing demand for recycled paper.

Business Strategy

Our goal is to enter into a business combination with a paper recycling business with its principal operations located in China. We have unrestricted flexibility in seeking, analyzing and participating in potential business combinations.  In evaluating a prospective target company, our management will consider, among other factors, the following:

▪	Financial condition and results of operation;

▪	Potential for growth, indicated by new technology, anticipated market expansion or new products, including those to be developed through further research and development after the acquisition;

▪	Experience and skill of management and availability of additional personnel;

▪	Capital requirements and the anticipated availability of required funds;

▪	Competitive position;

▪	Stage of development of the products, processes or services;

▪	Costs associated with effecting the business combination; and

▪	Any other factors which we deem material.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of particular business combination will be based, to the extent relevant, on the above factors as well as other consideration deemed relevant by our management in effecting a business combination consistent with our business objective.

Although it is our intention to focus on the paper recycling industry in China, and we have no plans to seek acquisitions in other industries, it is possible that, if we are not able to consummate an acquisition of a company in the paper recycling industry on reasonable terms and in a reasonable timeframe, that we may make an acquisition in another industry, which may not be related to the printing industry in China.

Form of Acquisition

The manner in which we participate in an acquisition will depend upon the nature of the opportunity, the respective needs of the acquisition candidate and the relative negotiating strength of the parties.  It is likely that we will acquire the acquisition candidate through the issuance of common stock or other securities although we anticipate that it may be necessary to pay cash as a significant component of the consideration that we pay.

We anticipate that our present stockholders will not have control of a majority of our voting shares following a completion of the acquisition transaction. As part of such a transaction, all or a majority of our directors may resign and new directors may be appointed without any vote by stockholders.

The transaction may be accomplished upon the sole determination of our board of directors, without any vote or approval by stockholders.  If stockholder approval is required, our chief executive officer and sole director will be able to approve the transaction without the approval of any other stockholder, although it is possible that dissenting stockholders may have rights of appraisal under the Delaware General Corporation Law.

It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys and others. If a decision is made not to participate in a specific business opportunity, the costs theretofore incurred in the related investigation would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in the loss to us of the related costs incurred.

We may consider a business which has recently commenced operations, is a developing company in need of additional funds for expansion into new products or markets, is seeking to develop a new product or service, or is an established business which may be experiencing financial or operating difficulties and is in need of additional capital. In the alternative, a business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital, but which desires to establish a public trading market for its shares, while avoiding, among other things, the time delays, significant expense, and loss of voting control which may occur in a public offering.

Government Regulations

At such time as we, through any businesses that we may acquire, engage in the paper recycling business or any other business in China, we will be subject to governmental regulations, including environmental regulations which apply to all manufacturing businesses in China, as well as regulations which may apply to the paper  recycling business. The paper industry as a whole, involves the discharge of chemicals, some of which may be toxic, into land and waterways.  As a result, as the government of China places an increasing emphasis on environmental matters, it is possible that we may be subject to increasing regulations.

Any business will be operated by a Chinese corporation, which may be a wholly foreign owned enterprise, known as a WFOE, or a joint venture.  Any such business will require a business license, which will set forth the term of the company and the nature of the business which will be conducted by it.

Research and Development

We have not conducted any research and development activities to date. We believe that Chinese paper enterprise and raw material providers do not presently utilize waste paper efficiently. It is our goal to strengthen our research and development capability to enable us to enhance any business we acquire.  We do not anticipate that we will be able to engage in any significant research and development activities prior to making an acquisition unless we can find a third party to fund such activities.  As a result, we cannot assure you that we will be able to conduct any research and development activities prior to making an acquisition.

Need for Funding

Our ability to make any acquisition will be largely dependent upon our ability to obtain funding for all or a significant portion of both the acquisition price and working capital to continue the development of the business of the acquired company.  Our inability to obtain financing may impair our ability to complete an acquisition, and it may be significantly dependent upon the financial condition, results of operations and cash flow of the proposed acquisition.  We may be competing with other companies, including companies that are better funded than we and which may be listed on a United States stock exchange, including the New York Stock Exchange and Nasdaq, as well as investment funds, in negotiating acquisitions with companies that have a strong financial position.  As a result, we cannot assure you that we will be able to consummate any acquisition.

Intellectual Property Rights

We have no intellectual property rights.

Employees

As of September 15, 2009, we had two employees, including our chief executive officer.

Agreements

We are parties to the following agreement:

▪
An agreement with Beijing He Tian Yan Hao Commercial Trading Co., Limited (“He Tian Yan Hao”), pursuant to which we will pay a fee to He Tian Yan Hao for introducing us to a company in the paper recycling business in China upon the completion of the acquisition.

▪
An agreement with Huainan Zheng Yuan Commercial Trading Co., Ltd. (“Huainan Zheng”) pursuant to which Huainan Zheng will provide consulting and other relevant services in connection with paper recycling business in China to us.

As of the date of this registration statement, we have not engaged in any business activities other than those related to our organization, and we have not incurred any obligations under the agreements with He Tian Yan Hao or Huainan Zheng.  We cannot assure you that we will ever be able to consummate an acquisition or develop any active business.

We are a Delaware corporation, organized on April 28, 2009.  Our offices are located at Room 901, 3 Unit, Building No.4, District No. 1 of Caihongcheng, 66 Guangcai Road, Fengtai District Beijing, China, telephone 86-10 87808034.  As of the date of this registration statement, we have no corporate website.

Item 1A.   Risk Factors

You should carefully consider the risks described below together with all of the other information included in this registration statement before making an investment decision with regard to our securities. An investment in our securities involves a high degree of risk and should only be considered by investors who can afford to sustain the loss of their entire investment.

Risks Relating to Our Business and Business Plans

We are a newly-organized company with no active business and no history of either earnings or making acquisitions.  We were organized in April 2009, and during the period from our organization until June 30, 2009, we were engaged in organizational activities, including developing our business plan.  We have no history of operations. As we have no operating history or revenue and only minimal assets, there is a risk that we will be unable to continue as a going concern and consummate a business combination. We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the consummation of a business combination, which may result in our incurring a net operating loss that will increase continuously until we can consummate a business combination with a profitable business opportunity. We cannot assure you that we can identify a suitable business opportunity and consummate a business combination or, if we do complete an acquisition, that we will be able to operate it profitably.

Our business will have no significant revenues unless and until we merge with or acquire an operating business. We are a development stage company and have had no revenues from operations. We may not realize any significant revenues unless and until we successfully merge with or acquire an operating business.

Our independent auditor has expressed doubts about our ability to continue as a going concern.   We are devoting substantially all of our present efforts in establishing a new business.  We have not commenced any operations to date other than defining our business plan and preliminary research relating to the recycled paper industry in China.  We have minimal assets and minimal liabilities.  We are dependent on our officer and director to lend or advance funds to us if additional funds are required.  These factors raise substantial doubt about our ability to continue as a going concern.

Unless we obtain financing, we will not be able to consummate an acquisition, in which event we may be unable to continue in business.  We will not be able to complete an acquisition unless we are able to obtain financing, in either the public of private market, both to make the acquisition and, if necessary, to fund our operations after we have completed the acquisition.  As of the date of this registration statement, we have no formal or informal agreement or understanding with any potential financing source.  If we are not able to obtain financing to acquire and operate any potential business, we may be unable to continue in business.

There is competition for those private companies suitable for a merger transaction of the type contemplated by management.  We are in a highly competitive market for a small number of business opportunities which could reduce the likelihood of our consummating a successful business combination. We are and will continue to be an insignificant participant in the business of seeking mergers with, joint ventures with and acquisitions of small private and public entities. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for us. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do; consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of our identifying and consummating a successful business combination.

Our future success is highly dependent on our ability to locate and attract a suitable acquisition.  The nature of our operations is highly speculative and there is a consequent risk of loss of your investment. The success of our plan of operation will depend to a great extent on the operations, financial condition and management of the identified business opportunity. While management intends to seek business combination(s) with entities having established operating histories, we cannot assure you that we will be successful in locating candidates meeting that criterion. In the event we complete a business combination, the success of our operations may be dependent upon management of the successor firm or venture partner firm and numerous other factors beyond our control.

We anticipate that we will make only one acquisition.  We anticipate that we will likely be able to effect only one business combination, which is likely to occur as a result of our management’s plan to offer a controlling interest to a target business, although it is possible that the new management, following completion of an acquisition, may seek to make additional acquisitions.  Both the lack of diversification and the lack of information as to any future acquisitions should be considered a substantial risk in investing in us.

We have no existing agreement for a business combination or other transaction. We have no arrangement, agreement or understanding with respect to engaging in a merger with, joint venture with or acquisition of, a private or public entity. No assurances can be given that we will successfully identify and evaluate suitable business opportunities or that we will conclude a business combination.   Although we intend to seek an acquisition in the recycled paper industry in China, if we are unable to complete an acquisition with an acceptable company in that industry, we may seek to make an acquisition in another industry, most likely in China.   We cannot guarantee that we will be able to negotiate a business combination on favorable terms.

Our management intends to devote only a limited amount of time to seeking a target company which may adversely impact our ability to identify a suitable acquisition candidate. While seeking a business combination, management anticipates devoting no more than a few hours per week to our affairs in total.  This limited commitment may adversely impact our ability to identify and consummate a successful business combination.

The time and cost of preparing a private company to become a public reporting company may preclude us from entering into a merger or acquisition with the most attractive private companies.  Target companies that do not have financial statements that comply with SEC reporting requirements may delay or preclude acquisition.  We would be required to file with the SEC a report on 8-K within four business days after completion of an acquisition such filing is required to include audited financial statement of the acquired company.  The time and additional costs that may be incurred by some target entities to prepare these statements may significantly delay or essentially preclude consummation of an acquisition. Otherwise suitable acquisition prospects that do not have or are unable to obtain the required audited statements may be inappropriate for acquisition by us as long as we are subject to the reporting requirements of the Securities Exchange Act.

We may be subject to further government regulation which would adversely affect our operations. Although we will be subject to the reporting requirements under the Securities Exchange Act, we believe we will not be subject to regulation under the Investment Company Act of 1940, as amended, since we will not be engaged in the business of investing or trading in securities. If we engage in business combinations which result in our holding passive investment interests in a number of entities, we could be subject to regulation under the Investment Company Act. If so, we would be required to register as an investment company and could be expected to incur significant registration and compliance costs. We have obtained no formal determination from the SEC as to our status under the Investment Company Act and, consequently, violation of the Investment Company Act could subject us to material adverse consequences.

We will have ongoing expenses and obligations as a public corporation, regardless of whether we are able to consummate any acquisition.  Upon the effectiveness of this registration statement, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, and we will also become subject to the provisions of the Sarbanes-Oxley Act of 2002.  The periodic reports require legal and accounting services that are often costly. Costs associated with being a public company are much higher than those of a private company.  We have chosen to be subject to the reporting and other requirements of a company registered under the Securities Exchange Act of 1934 before we have made any acquisitions or generated any revenue.  These costs can be a burdensome expense and could adversely affect our financial survival. Our obligations under the Sarbanes-Oxley Act are time consuming and burdensome and require us to have in place disclosure controls and internal controls over financial reporting.  The onerous regulatory costs, reporting requirements which we must meet may make our economic viability very doubtful.  Further, since our business plan contemplates the acquisition of one or more companies, the additional costs of being a public company may results in increased operating costs after the acquisition, with the result that there may be a decline in the acquired company’s earnings after the acquisition because of the public company compliance obligations.

Our sole officer and directors will control our business.  Mr. WU Xiaohui, our sole officer and director, presently owns more than 94% of our outstanding common stock and will be able to elect directors and approve any matters requiring stockholder approval without the consent of any other stockholders.  As a result, stockholders will not have any ability to approve or disapprove any acquisition or financing.

Risks Related to Conducting Business in China

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.  As businesses in the paper recycling industry may generate noise, wastewater, gaseous and other industrial wastes, any company we acquire would be required to comply with all national and local regulations regarding protection of the environment. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. In the manufacturing process, we would use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately, the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations.

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for the products of any company we acquire and could materially and adversely affect its competitive position.  We anticipate that all of our business operations of any company we acquire would be conducted and all of its revenues would be generated in China. Accordingly, our business, financial condition, results of operations and prospects after completing any acquisition would be affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;
•	the level of development;
•	the growth rate;
•	the control of foreign exchange; and
•	the allocation of resources.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy, and the recent worldwide economic downturn has affected China and may affect any company which we acquire.

The Chinese government continues to exercise control over many aspects of the economy, which could affect the business of any company we acquire.  The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business and the business of any company we acquire.

The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Furthermore, in response to the worldwide economic downturn, the Chinese government may seek to increase its control over businesses which could affect any business which we acquire.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.  We anticipate that, following any acquisition, we would conduct substantially all of our business through Chinese subsidiaries and affiliates, which are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. China’s legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and China’s legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.  The change in value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions.  After any acquisition, all or a significant portion of our revenue and expenses will be denominated in RMB, and potential future revaluation has and could further increase our costs. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition.

Risks Related to our Common Stock

If we make any acquisition, our stockholders will suffer significant dilution.  In order to complete any acquisition or obtain financing for any acquisition, we may issue shares of common stock or securities which are convertible into common stock or provide for the issuance of common stock upon exercise.  It is very possible that any acquisition may result in a significant change of control and that our stockholders would have, after completion of the acquisition, a relatively small percentage ownership of our stock.

Because we may seek to complete a business combination through a “reverse merger,” following such a transaction we may not be able to attract the attention of major brokerage firms.  Additional risks may exist since we will assist a privately-held business to become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of our stock since there is no incentive to brokerage firms to recommend the purchase of our common stock.  We cannot assure you that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future.  Further, we cannot assure you that, following any acquisition, that our stock will be eligible for listing, or that it will be listed, on any stock exchange or market.

Our directors can issue preferred stock which may further dilute the rights or interests of the holders of common stock.  Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any shares of its authorized preferred stock, there can be no assurance that we will not do so in the future, and we may issue preferred stock in connection with an acquisition or a financing related to an acquisition.

We may not pay dividends.  Prior to the completion of any acquisition, we will not have any funds to pay dividends to our stockholders.  After completion of an acquisition, our ability to pay dividends may be affected by, in addition to the cash requirements of the acquired company, any covenants in our acquisition agreements or any financing agreements relating to the acquisition or to our operations after the acquisition.

There is currently no trading market for our common stock.  We are a shell corporation.  As a result, under present law, none of our outstanding shares and no shares that are issued before we complete an acquisition, including any shares that may be issued in connection with an acquisition, may be traded until one year after we have filed a current report on Form 8-K which describes the business of the acquired company, includes the certified financial statements of the acquired company and includes all other information which would be required to be included in a Form 10 registration statement under the Securities Exchange Act unless they are registered pursuant to the Securities Act. These restrictions will limit the ability of our stockholders to sell any shares they may own.

Item 2. Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We are a development stage company that was organized on April 28, 2009, and have no engaged in any operations through June 30, 2009.  Our activities consisted of organizational and related expenses of $2,600, which were advanced by our chief executive officer, who is also our sole director.

We were organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. Our principal business objective for the next twelve months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings.  Our expenses for the next twelve months will consist primarily of filing of reports pursuant to the Securities Exchange Act and costs related to negotiating and consummating an acquisition.  We anticipate that our financial needs will be provided by loans from our sole officer and director, which would be paid upon completion of an acquisition.

For the period from April 28, 2009 to June 30, 2009, we sustained a loss of $2,600, reflecting our organizational and related expenses.  As a result, our stockholders’ deficiency at June 30, 2009 was $2,600.

We were organized to make one or more acquisitions in the paper recycling industry in China.  Accordingly, any business in which we engage will be the businesses of the companies that we acquire.  We will require financing both to pay all or substantially all of the cash portion of the purchase price and to provide working capital for our operations following the completion of the acquisition. The failure to obtain the necessary financing would impair our ability to make any acquisitions.  As of the date of this registration statement, we have no commitments with respect to any financing, and we cannot assure that we will be able to obtain required financing or to make any acquisition.

Our sole officer and director has had no preliminary contact or discussions with any representative of any other entity regarding a business combination with us. Any target business that is selected may be a financially unstable company or an entity in its early stages of development or growth, including entities without established records of sales or earnings. In that event, we will be subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, we may effect a business combination with an entity in an industry characterized by a high level of risk, and, although our management will endeavor to evaluate the risks inherent in a particular target business, there can be no assurance that we will properly ascertain or assess all significant risks.

Item 3.  Properties.

On July 3, 2009, we entered into a one-year lease agreement for office space at Room 901, 3 Unit, Building No.4, District No. 1 of Caihongcheng, 66 Guangcai Road, Fengtai District Beijing, China from ZHANG, Yanchun, pursuant to which we pay annual rent of $9,000.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information, as of September 15, 2009 with respect to each officer and director, and each person known by the Company to own beneficially 5% or more of our common stock.

Name	Shares	Percentage
WU Xiaohui Room 901 Unit 3, Building 4, Block 1 Caihong City No. 66 Guangcai Road, Fengtai DistrictLane Beijing, China 10079	2,878,000	94.4%

All officers and directors as a group (one person)	2,878,000	94.4%

There are no warrants, options or convertible securities outstanding.

Mr. WU is a party to a pre-incorporation agreement with HHM International, Inc. and Asher S. Levitsky P.C. Defined Benefit Plan, pursuant to which our common stock would be initially allocated 96% to Mr. WU and his designees, and 2% to each of HHM International and the Levitsky Plan, for which they paid nominal consideration. Until we complete the first acquisition and any financing in connection with or relating to the first acquisition, any shares of capital stock that are issued (including shares that are issued or issuable upon conversion of preferred stock or warrants or other convertible securities) shall reduce the percentage of the shares held by Mr. WU and his designees, with Mr. Wu transferring from his shares such number of shares as is necessary so that the percentages are on the agreed-upon level.  Commencing with the first acquisition and financing, all shares will be diluted proportionately.

Item 5.  Directors and Executive Officers.

The following table sets forth information as to our sole officer and director.

Name	Age	Position
WU Xiaohui	36	Chief executive officer and director

We have no audit or compensation committees.

Mr. WU has been our chief executive officer and sole director since May 2009.  He devotes only a portion of his time to our business.   Since October 2006, Mr. WU has been an executive of Genesis Equity Partners,LLC and Geniusland International Capital, companies which provide services to Chinese companies seeking to enter the United States capital market. From February 2004 until October 2006, Mr. WU worked on projects for the China Institute of International Studies.  From August 2000 until January 2004, Mr. WU worked in the research department of the Hong Kong Branch of the Bank of China. Mr. WU received his degree in English from the Foreign Language College, Jilin University, and studied finance in the graduate class of the Finance and Banking College at the People’s University.

Mr. WU has not been an officer or director of any blank check shell company.

Item 6.   Executive Compensation.

During the period from April 28, 2009 to June 30, 2009, we did not pay any compensation to Mr. WU.

It is possible that, if we successfully consummate a business combination with an unaffiliated entity, that entity may desire to employ or retain one or a number of members of our management for the purposes of providing services to the surviving entity. However, we have adopted a policy whereby the offer of any post-transaction employment to members of management will not be a consideration in our decision whether to undertake any proposed transaction.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of our employees.

There are no understandings or agreements regarding compensation, if any, that our management will receive after a business combination.

Item 7.  Certain Relationships and Related Party Transactions, and Director Independence.

Mr. WU is a party to a pre-incorporation agreement, dated as of March 20, 2009, with HHM International. and the Levitsky Plan, pursuant to which our common stock would be initially allocated 96% to Mr. WU and his designees, and 2% to each of HHM International and the Levitsky Plan, for which they paid nominal consideration. Pursuant to this agreement, we issued 2,878,000 shares of common stock to Mr. WU and 61,000 shares to each of HHM International and the Levitsky Plan.  Until we complete the first acquisition and any financing in connection with or relating to the first acquisition, any shares of capital stock that are issued (including shares that are issued or issuable upon conversion of preferred stock or warrants or other convertible securities) shall reduce the percentage of the shares held by Mr. WU and his designees, with Mr. Wu transferred from his shares such number of shares as is necessary so that the percentages are on the agreed-upon level.  Thereafter, all shares will be diluted proportionately.

During the period from April 28, 2009 (inception) to June 30, 2009, Mr. WU advanced the Company $2,600 to cover its operating expenses.

Mr. WU, our sole director, is not an independent director.

Item 8.  Legal Proceedings.

We are not a party to any legal proceedings.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

We are a shell corporation.  As a result, under present law, none of our outstanding shares and no shares that are issued before we complete an acquisition, including any shares that may be issued in connection with an acquisition, may be traded until one year after we have filed a current report on Form 8-K, which describes the business of the acquired company, includes the certified financial statements of the acquired company and includes all other information which would be required to be included in a Form 10 registration statement under the Securities Exchange Act unless the shares are registered pursuant to the Securities Act. These restrictions will limit the ability of our stockholders to sell any shares they may own.

We have not paid any dividends.  Prior to the completion of any acquisition, we will not have any funds to pay dividends to our stockholders.  After completion of an acquisition, our ability to pay dividends may be affected by, in addition to our cash requirements after the acquisition, any covenants in our acquisition agreements or any financing agreements relating to the acquisition or to our operations after the acquisition and will, most like, be determined by the new management.

As of September 15, 2009, we had 43 stockholders.

Item 10.  Recent Sales of Unregistered Securities.

In connection with our organization, in September 2009, we issued 2,878,000 shares of common stock to Mr. WU, and 61,000 shares of common stock to each of HHM International and the Levitsky Plan, for nominal consideration.  The shares issued to Mr. WU and HHM International were exempt from registration pursuant to Regulation S of the SEC pursuant to the Securities Act.  The shares issued by the Levitsky Plan were exempt from registration pursuant to Rule 506 of the SEC pursuant to the Securities Act.

In September 2009, we issued to 40 individuals a total of 50,000 shares at a purchase price of $0.01 per share, for a total of $500.  All of these stockholders are residents of the People’s Republic of China, and the issuance of the stock to these stockholders is exempt from registration pursuant to Regulation S of the SEC pursuant to the Securities Act.

Item 11.  Description of Registrant’s Securities to be Registered.

We are authorized to issue 10,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of September 15, 2009, we had 3,050,000 shares of common stock and no shares of preferred stock outstanding.

The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of our certificate of incorporation and by-laws.

 Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

 Preferred Stock

Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including, but not limited to:

▪	the designation of such class or series;

▪
the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or non-cumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation

▪
whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

▪	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

▪
whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

▪
the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such class or series shall be entitled;

▪	the restrictions, if any, on the issue or reissue of any additional shares or any class or series of preferred stock; and

▪	the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation.

The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote; provided, however, that this provision shall not affect the rights granted to the holders of any specific series of preferred stock.

Delaware Law and Certain Charter and By-law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law.

Item 12.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law includes broad provisions for indemnification of officers and directors. Our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 13. Financial Statements and Supplementary Data.

 See Page F-1

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.  Financial Statements and Exhibits.

(a)           Financial Statements

Report of Independent Registered Public Accounting Firm

Balance Sheet at June 30, 2009

Statement of Operations for the period April 28, 2009 (inception) to June 30, 2009

        Statements of Changes in Stockholders' Equity (Deficit) for the period April 28, 2009 (inception) to June 30, 2009

Statements of Cash Flows for the period April 28, 2009 (inception) to June 30, 2009

Notes to Financial Statements.

(b)           Exhibits

Exhibit	Description

3.1	Certificate of incorporation

3.2	By-laws

10.1	Pre-incorporation agreement among WU Xiaohui, HHM International and Asher S. Levitsky P.C. Defined Benefit Plan

10.2	Form of subscription agreement for Regulation S sale

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWENERGY ENTERPRISE MANAGEMENT, INC.
September 21, 2009	By:	/s/ WU Xiaohui
WU Xiaohui, Chief Executive Officer

NEWENERGY ENTERPRISE MANAGEMENT, INC.
(A Development Stage Company)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
NewEnergy Enterprise Management, Inc.
 (A Development Stage Company)

    We have audited the accompanying balance sheet of NewEnergy Enterprise Management, Inc. (a Delaware corporation in the development stage) (the “Company”) as of June 30, 2009, and the related statement of operations, changes in stockholders’ equity (deficit) and cash flows for the period from April 28, 2009 (Date of inception) to June 30, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NewEnergy Enterprise Management, Inc. as of June 30, 2009, and the results of their operations and cash flows for the period from April 28, 2009 (Date of inception) to June 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has no revenues with which to support its cost of operations, and there are no guarantees that the Company will be able to secure financing until a source of revenue can be established. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Parsippany, New Jersey
July 10, 2009

NEWENERGY ENTERPRISE MANAGEMENT, INC.
(A Development Stage Company)

Balance Sheet

June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$-

Total current assets	-

Total Assets	$-

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$2,600

Total current liabilities	2,600

Total liabilities	2,600

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 1,000,000 shares authorized;
no shares issued and outstanding at June 30, 2009	$-
Common stock, $0.001 par value, 10,000,000 shares authorized;
no shares issued and outstanding at June 30, 2009	-
Additional paid in capital	-
Deficit accumulated during development stage	(2,600)

Total stockholders’ equity (deficit)	(2,600)

Total Liabilities and Stockholders’ Equity (Deficit)	$-

The accompanying notes are an integral part of these financial statements.

NEWENERGY ENTERPRISE MANAGEMENT, INC.
(A Development Stage Company)

Statement of Operations

	For the period from
	April 28, 2009	Cumulative
	(inception) through	Since inception at
	June 30, 2009	April 28, 2009

Revenue	$-	$-

Operating expenses
General and administrative expenses	2,600	2,600
Total operating expenses	2,600	2,600

Loss from operations	(2,600)	(2,600)

Net loss	$(2,600)	$(2,600)

The accompanying notes are an integral part of these financial statements.

NEWENERGY ENTERPRISE MANAGEMENT, INC.
(A Development Stage Company)

Statement of Changes in Stockholders’ Equity (Deficit)

For the period from April 28, 2009 (inception) through June 30, 2009

Deficit
						Accumulated	Total
					Additional	During	Stockholders’
	Common Stock		Preferred Stock		Paid in	Development	Equity
	Shares	Value	Shares	Value	Capital	Stage	(Deficit)
Balance at the date of inception
on April 28, 2009	-	$-	-	$-	$-	$-	$-

Net loss	-	-	-	-	-	(2,600)	(2,600)

Balance at June 30, 2009	-	$-	-	$-	$-	$(2,600)	$(2,600)

The accompanying notes are an integral part of these financial statements.

NEWENERGY ENTERPRISE MANAGEMENT, INC.
(A Development Stage Company)

Statement of Cash Flows

For the period from
	April 28, 2009	Cumulative
	(inception) through	Since inception at
	June 30, 2009	April 28, 2009
Cash flows from operating activities:
Net loss	$(2,600)	$(2,600)
Adjustment to reconcile net loss to net cash provided by
(used in) operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	2,600	2,600

Net cash provided by (used in) operating activities	-	-

Increase in cash and cash equivalents	-	-

Cash and cash equivalents at beginning of period	-	-

Cash and cash equivalents at end of period	$-	$-

The accompanying notes are an integral part of these financial statements.

NEWENERGY ENTERPRISE MANAGEMENT, INC.
(A Development Stage Company)

Notes to Financial Statements
June 30, 2009

Note 1 -	Organization and nature of Business

NewEnergy Enterprise Management, Inc. (the “Company”) was incorporated in the state of Delaware on April 28, 2009, with an authorized capital of 10,000,000 shares of common stock, par value of $0.001 per share, and 1,000,000 preferred stock, par value of $0.001, for the purpose of seeking investment opportunities in the People’s Republic of China (‘PRC”). The Company has selected June 30 as its fiscal year end.

Note 2 -	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States.

Development Stage Company

The Company is currently a development stage enterprise reporting under the provisions of Statements on Financial Accounting Standards (“SFAS”) No. 7. Those standards require the Company to disclose its activities since the date of inception.

Cash And Cash Equivalents

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows”, the Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

Earnings Per Share

The basic earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. Diluted weighted average number of shares outstanding is the basis weighted average number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. The Company has not issued any stocks, options, warrants or similar securities since inception.

Deferred Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”) which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In Addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

NEWENERGY ENTERPRISE MANAGEMENT, INC.
(A Development Stage Company)

Notes to Financial Statements
June 30, 2009

Note 2 -	Summary of Significant Accounting Policies (Continued)

Fair Value Of Financial Instruments
           The carrying amounts of financial instruments, including cash, and accounts payable and accrued expenses, approximate fair value due to the short term nature of these items.
Use Of Estimates
           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.           Recent Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008, and applies to any business combinations which occur after December 31, 2008. The adoption of SFAS 141(R), effective January 1, 2009, may have an impact on the Company’s accounting for future business combinations.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company does not expect SFAS No. 160 to have a material impact on its financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect SFAS No. 161 to have a material impact on its financial statements.

NEWENERGY ENTERPRISE MANAGEMENT, INC.
(A Development Stage Company)

Notes to Financial Statements
June 30, 2009

Note 2 -	Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants. Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company has adopted FSP APB 14-1 beginning January 1, 2009, and this standard must be applied on a retroactive basis. The Company is evaluating the impact that the adoption of FSP APB 14-1 will have on its financial position and results of operations.

In May 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 162, The Hierarchy of Generally Accepted Accounting Principles. This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission (“SEC”) of the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company does not expect SFAS No. 162 to have a material impact on its financial statements.

On June 16, 2008, the FASB issued final Staff Position (FSP) No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. The FSP determines that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the requirements of (FSP) No. EITF 03-6-1 as well as the impact on its financial statements.

In June 2008, the FASB ratified Emerging Issues Task Force Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock.  Warrants that a company issues that contain a strike price adjustment feature, upon the adoption of EITF 07-5, are no longer being considered indexed to the company’s own stock. Accordingly, adoption of EITF 07-5 will change the current classification (from equity to liability) and the related accounting for such warrants outstanding at that date. EITF 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of EITF 07-5 will have on its financial statement presentation and disclosures.

NEWENERGY ENTERPRISE MANAGEMENT, INC.
(A Development Stage Company)

Notes to Financial Statements
June 30, 2009

Note 2 -	Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends FAS 140 and FIN 46(R) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for interim or annual reporting periods ending after December 15, 2008. The adoption of FSP FAS 140-4 and FIN 46(R)-8 may have an impact on the Company’s future its financial position and results of operations.

Note 3 –	Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established any source of revenue to cover its operating costs. If the Company is unable to obtain revenue producing contracts or financing, or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

Note 4 –	Income Taxes

There is no provision for income taxes for the period ended June 30, 2009 as the Company is a development stage enterprise and has incurred losses.